Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Xenetic Biosciences, Inc. on Form S-8 File Nos. 333-222272 and 333-218024 and on Form S-3 (File No. 333-227572) of our report dated March 29, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, which report is included in this Annual Report on Form 10-K of Xenetic Biosciences, Inc. for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

March 29, 2019